                                                                    Exhibit 10.1


                              CSS INDUSTRIES, INC.

                               1845 WALNUT STREET

                                    SUITE 800

                           PHILADELPHIA, PA 19103-4755

                                 (215) 569-9900

                               FAX (215) 569-9979


DAVID J. M. ERSKINE
PRESIDENT & CHIEF EXECUTIVE OFFICER


                                  July 11, 2005

PERSONAL AND CONFIDENTIAL

William G. Kiesling, Esquire
126 Bertolet School Road
Spring City, PA 19475

Dear Bill:

         We are pleased to extend an offer of employment to you as Vice President and General Counsel of CSS Industries, Inc. ("CSS") effective August 2, 2005(1).

         1. Subject to and conditioned upon commencement of your employment with CSS, the compensation package for this position will be as follows:

                  A. Base Salary - A base salary in the gross amount of $220,000 per annum payable at such times as CSS pays its executives. There will be an annual performance review thereafter and you will then be considered for an increase in base salary consistent with the then current CSS Policy.

                  B. Incentive Compensation - For CSS' current fiscal year ending March 31, 2006, you will be eligible to participate in our current Management Incentive Plan ("MIP") on a pro rata basis covering your anticipated eight months of employment during the remainder of the current fiscal year. Depending on the extent of achievement of certain pre-set individual and CSS objectives, you will have the potential of earning for a full fiscal year period incentive compensation with a target opportunity of up to 50% of your then base salary.

                  C. Stock Option Grant - A stock option will be granted to you to acquire 20,000 shares of CSS Common Stock. This grant will in all respects be subject to and in accordance with the provisions of the CSS 2004 Equity Compensation Plan, and the terms of the Grant Letter.

                  D. Sign-on Bonus - Upon commencement of your employment with CSS, you will receive a one-time sign-on bonus in the gross amount of $25,000.

                  E. Company Automobile; Parking - A CSS-owned or leased automobile comparable to the CSS-owned or leased automobiles then made available by CSS to other Vice President-level officers of CSS will be made available for your use. Additionally, CSS will make one parking space available for your use at the location of the CSS corporate offices.

--------
(1) Reflects date of the meeting of the Board of Directors of CSS at which you would be elected as Vice President and designated as General Counsel. It is contemplated that your employment would commence prior to August 2, as indicated in the last paragraph of this letter.

William G. Kiesling, Esquire
Page 2
July 11, 2005


         2. Benefits Coverage -You will also be entitled to participate in those CSS benefit programs available to its officer level personnel in accordance with the applicable terms of these programs.

         3. Employment Status; Severance Pay - Your employment status with CSS will be that of an employee at-will, and thus this employment status is subject to termination by either you or CSS at any time. However, in the event that CSS terminates your employment other than for cause at any time prior to the third anniversary of the date on which you commence your employment with CSS, and contingent upon (i) receipt by CSS of a valid and fully effective release (in form and substance reasonably satisfactory to CSS) of all claims of any nature which you might have at such time against CSS, its affiliates and their respective officers, directors and agents, excepting therefrom only any payments due to you from CSS pursuant to this paragraph, and (ii) your resignation from all positions of any nature which you may then hold with CSS and its affiliates, CSS will then pay you a gross amount equal to your then-current annual base salary (subject to any applicable tax withholdings and payroll deductions). This amount will be paid to you in equal installments over the course of one year, with such installments being paid on the then-applicable paydays for CSS executives, commencing on or about the first such payday following such termination of your employment by the Company other than for cause.

         We look forward to you joining us. Would you please confirm your understanding of the foregoing provisions and the date of commencement of your employment with CSS by executing the enclosed counterpart of this letter, inserting the commencement date where noted below and returning this executed counterpart to me.

                                                        Sincerely yours,

                                                        /s/ David J. M. Erskine

                                                        David J. M. Erskine

DJME/glr

The aforementioned is confirmed:


/s/ William G. Kiesling
--------------------------------------------------
William G. Kiesling

Date of commencement of employment:  July 28, 2005
----------------------------------

cc:      Stephen V. Dubin
         Jacqueline A. Tully